Exhibit 16.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington D.C.  20549

Commissioners:

We have read the statements made by Global Business Services, Inc., which was filed with the Commission on September 19, 2003 pursuant to Item 4 of Form 8-K as part of the Company's Form 8-K report.  We agree with the statements concerning our Firm in such Form 8-K, except that we did have one disagreement with Global:

Global did not prepare or file a response to the SEC comment letter dated March

5, 2003, regarding Global’s June 30, 2002 Form 10-KSB

There were no other disagreements with Global.

Very truly yours,

/s/ Malone & Bailey PLLC

Malone & Bailey PLLC

www.malone-bailey.com

Houston, Texas